August 16, 2005



Mail Stop 4561

VIA U.S. MAIL AND FAX (260) 833-4411

Mr. Michael P. Pacult
President and Treasurer
Bromwell Financial Fund, Limited Partnership
101 North Fairfield Drive
Dover, Delaware 19901

      RE:	Bromwell Financial Fund, Limited Partnership
      Form 10-K for the year ended December 31, 2004
      Form 10-Q for the quarter ended March 31, 2005
      File No.  333-85755


Dear Mr. Pacult:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


Jorge Bonilla
Senior Staff Accountant